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                                                                        Ex. 99.1

                                  [PLATO LOGO]

___________________________________________________________________PRESS RELEASE

FOR IMMEDIATE RELEASE                               CONTACT:
                                                    John Murray, President & CEO
                                                    PLATO Learning, Inc.
                                                    952.832.1000

                         PLATO LEARNING, INC. ANNOUNCES
                              NEW CHAIRMAN AND CEO

MINNEAPOLIS, MN - NOVEMBER 21ST, 2000 -- PLATO Learning, Inc. (NASDAQ: TUTR) today announced that, pursuant to its management succession plan established at the beginning of fiscal 2000, William R. Roach, chairman and chief executive officer and founder of the company has resigned from both positions. General (retired), Dennis J. Reimer, who is currently a board member, succeeds Mr. Roach as chairman and John Murray, the company's current president and chief operating officer is appointed chief executive officer, both effective immediately. Mr. Roach will continue to be a member of the PLATO board.

John Murray has been with the company since its inception in 1989 and has held many positions within the organization. Most recently Mr. Murray was executive vice president and chief financial officer followed by president and chief operating officer. It was largely his initiative in 1997 that led to the company's restructuring and current, continued focus on profitable growth. Mr. Murray, commented, "I am delighted to be appointed to the office of chief executive officer of a company such as PLATO which makes a difference in the lives of so many people every year. The PLATO organization is full of hard working, dedicated and highly skilled professionals who are totally committed to the education system. I look forward to working with the board, management and all employees to continue down the successful path first walked by Bill Roach when he had the vision to form this organization in 1989." Mr. Murray, continued, "With the recent strong performance of the company this is the appropriate time for Bill to step down. All of us associated with PLATO appreciate all that he has done for the company, wish him well for the future and look forward to his continued guidance as a board member."

General Reimer had a distinguished military career from 1962 to 1999. He finished his military service as Chief of Staff, U.S. Army, a position that he held from 1995 to 1999. General Reimer's experience in the Army includes strategic planning, leadership development, resource management, operations and communications. He was appointed to the PLATO board in March of 2000. General Reimer, added, "I am honored to be appointed as chairman of PLATO Learning. The company has done an excellent job in recent years of adjusting to and availing itself of the opportunities in the critical learning field. Much of the credit for the impressive results achieved by the company over the





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years belongs to Bill Roach and we will miss his detailed involvement on a daily basis. However, I am excited about working closely with John Murray because he has been in critical positions within the company for some time and not only provides continuity but outstanding leadership for the future. PLATO is well positioned to become a major force in education and I look forward to working with John, the company's management team, and my colleagues on the board to help shape the company's future."

Mr. Roach, commented, "It is with great confidence that I leave the Company in my CEO role in the capable hands of John and the executive and senior management team. Having worked closely with John for many years, and particularly since he assumed financial and operational leadership, I believe his commitment, expertise and management acumen will be instrumental in the Company's continued success, and bringing new ideas along the way. John will continue PLATO's vision, continue the Company's momentum and strengthen the unity of the Company as it focuses on long-term goals and objectives. As I remain a director of the Company, I will enjoy the opportunity to watch the continued success of PLATO."

PLATO Learning is the developer and marketer of computer-based PLATO products and services. With revenues of over $52 million, PLATO Learning, Inc. is a publicly held company traded as TUTR on the NASDAQ-NMS. Offering more than 2,000 hours and 10,000 learning objectives of comprehensive academic and applied skills courseware designed for adolescents and adults, PLATO Learning is marketed to middle and high schools, colleges, job training programs, correctional institutions, military education programs, corporations, and consumers. PLATO Learning is delivered via networks, CD-ROM, the Internet, and private Intranets; it is available for immediate purchase and electronic download on the Company's e-commerce site PLATO.COM

An international training and education company, PLATO Learning headquarters are located at 10801 Nesbitt Avenue South, Bloomington, Minnesota 55437-3109, (952) 832-1000 or (800) 869-2000. PLATO Learning has domestic offices located throughout the United States, and international offices in the United Kingdom, and throughout Canada. PLATO Learning has international distributors located in Puerto Rico, Singapore, South Africa, and the United Arab Emirates. The company's Web site address on the Internet's World Wide Web is www.plato.com

                                      * * *

This press release contains forward-looking information regarding future prospects. There can be no assurance that the Company will be able to achieve any particular result in future periods because of uncertainties, such as timing of receipt of product orders and delivery to its customers and other matters relating to revenue recognition accounting principles.

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(R) PLATO is a registered trademark of The Roach Organization, Inc.
All company names and product names are trademarks or registered trademarks of their respective holders.